Exhibit 21.1

Subsidiaries of Vroom, Inc.

Legal Name of Subsidiary	Jurisdiction of Organization
AAGP, LLC d/b/a Vroom	Texas
Vroom Automotive, LLC d/b/a Texas Direct Auto and Vroom and f/k/a Left Gate Property Holding, LLC	Texas
Nations Drive, LLC	Texas
Vroom Logistics, LLC	Delaware
CarStory, LLC	Delaware
Vast.com, Inc. d/b/a CarStory	California
Vast D.O.O.	Serbia
Vroom Transportation Services, LLC	Delaware
Vroom Finance Holdings, LLC	Delaware
Vroom Finance Corporation	Delaware
Vroom Automotive Finance Corporation	California
United Auto Credit Corporation	California
UACC Auto Financing Trust III	Delaware
UACC Auto Financing Trust IV	Delaware
UACC Auto Financing Trust V	Delaware
United Auto Credit Financing LLC	Delaware